Exhibit 99.2

Community National Bank News Release	For more information contact
For Immediate Release	Tracy Roberts, Marketing Director
Jan 9, 2008	802-487-3512

troberts@communitynationalbank.com

Austin and McQuillen named as Executive Officers of Community National Bank

Derby, VT— Community National Bank’s President and CEO Stephen Marsh is proud to announce the promotions of Kathy Austin and Terrie McQuillen to the positions of Executive Officers of Community National Bank.

Kathy Austin has worked for CNB for 28 years, most recently as Senior Vice President of Retail Banking, responsible for administration of all of the bank’s retail banking operations, as well as, the oversight of the Human Resources and Marketing and Public Relations departments. Kathy is a graduate of both the New England School of Banking at Williams and the Stonier Graduate School of Banking. In 2003, she received the Outstanding Community Banker Award presented by the Vermont Bankers Association. Kathy currently serves as a board member for North Country Health System.

Terrie McQuillen has been employed with the bank for 15 years. In 2004, Terrie was promoted to Senior Vice President of Loan Administration, responsible for overseeing the bank’s loan processing, loan servicing and underwriting departments and commercial credit administration. Terrie is a graduate of the Graduate School of Banking at Colorado and also a graduate of the New England School of Banking at Williams. Terrie currently serves as Treasurer of Vermont’s North Country Chamber of Commerce.

Commenting about Austin’s and McQuillen’s attributes to the bank CEO Marsh stated, “Kathy and Terrie have provided strong leadership and have made outstanding contributions to the organization over the years. Alan Wing and I are pleased to have them join us as Executive Officers of Community National Bank.”